UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2007

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices) (Zip Code)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 13, 2007, New York Community Bancorp, Inc. (“NYCB”) and Synergy Financial Group, Inc. (“Synergy”) entered into an Agreement and Plan of Merger (“Merger Agreement”) under which Synergy will be merged with and into NYCB. Synergy is the parent company of Synergy Bank. Concurrent with or immediately following the merger, Synergy Bank will be merged with and into New York Community Bank, a wholly-owned subsidiary of NYCB.

Under the terms of the Merger Agreement, each share of Synergy common stock will be converted into the right to receive 0.80 shares of NYCB’s common stock, with cash paid in lieu of fractional NYCB shares. Based on the closing price of NYCB’s common stock on May 11, 2007 of $17.73 per share, the aggregate merger consideration is valued at approximately $168.4 million. Synergy has the right to terminate the Merger Agreement if (1) the average closing price of NYCB’s common stock for the ten consecutive trading days ending the day before the date on which the last regulatory approval is received is less than $14.63 and (2) from May 13, 2007 through such date, NYCB’s common stock has underperformed the Index Group, as defined in the Merger Agreement, by more than 17.5%, unless NYCB elects to increase the merger consideration per share pursuant to a formula specified in the Merger Agreement.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the stockholders of Synergy. The Merger is currently expected to be completed in the fourth quarter of 2007.

All of the directors and certain executive officers of Synergy have agreed to vote their shares in favor of the approval of the Merger Agreement at the Synergy stockholders meeting to be held for the purpose of voting on the proposed transaction. Synergy’s president and chief executive officer has also entered into agreements with Synergy and NYCB relating to the termination of his existing employment agreements and his transitional role with NYCB following the Merger. In the event the Merger Agreement is terminated under certain circumstances, Synergy has agreed to pay NYCB a termination fee of $6,000,000.

The Merger Agreement also contains customary representations and warranties that NYCB and Synergy made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement, and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used for the purpose of allocating risk between NYCB and Synergy rather than establishing matters as facts.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Item 7.01	Regulation FD Disclosure

The joint press release issued by NYCB and Synergy announcing the execution of the Merger Agreement is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits

Number	Description
2.1	Agreement and Plan of Merger by and between New York Community Bancorp, Inc. and Synergy Financial Group, Inc. dated May 13, 2007.

99.1	Press release dated May 13, 2007, announcing that New York Community Bancorp, Inc. and Synergy Financial Group, Inc. entered into the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK COMMUNITY BANCORP, INC.

Date: May 13, 2007	By:	/s/ Thomas R. Cangemi
Thomas R. Cangemi
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between New York Community Bancorp, Inc. and Synergy Financial Group, Inc. dated May 13, 2007.

99.1	Press release dated May 13, 2007, announcing that New York Community Bancorp, Inc. and Synergy Financial Group, Inc. entered into the Merger Agreement.